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                                   EXHIBIT 11


               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                        COMPUTATION OF BASIC AND DILUTED
                               EARNINGS PER SHARE
                      (In thousands, except per share data)


                                        Three months ended    Nine months ended
                                          September 30,         September 30,
                                        ------------------    -----------------
                                         1999       1998       1999       1998
                                        ------     ------     ------     ------
Net earnings, basic basis ..........    $  743     $1,390     $6,186     $4,476
                                        ======     ======     ======     ======
Weighted average basic shares ......     7,150      2,835      6,773      2,890
                                        ------     ------     ------     ------
Basic earnings per share ...........    $  .10     $  .49     $  .91     $ 1.55
                                        ======     ======     ======     ======

Diluted net earning, basic basis ...    $  743     $1,390     $6,186     $4,476
                                        ======     ======     ======     ======
Weighted average shares outstanding
during the period, basic basis .....     7,150      2,835      6,773      2,890

Effect of dilutive options .........        --        288         44        288
                                        ------     ------     ------     ------
Weighted average shares outstanding
during the period, diluted basis ...     7,150      3,123      6,817      3,178
                                        ======     ======     ======     ======

Diluted earnings per share .........    $  .10     $  .45     $  .91     $ 1.41
                                        ======     ======     ======     ======



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